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                         AMES DEPARTMENT STORES, INC.
                         CONDENSED CASH FLOW
                         MANAGEMENT FORMAT
                         FISCAL 1995 PLAN (REVISED)
                         ($ 000's)
                                                                                                                  EXHIBIT 20
                                                                                                                  Page 3 of 3

                                                                 FOR MONTH ENDING
                         ---------------------------------------------------------------------------------------------------------
                         FEB     MAR     APR     MAY     JUN     JUL     AUG     SEP     OCT     NOV     DEC      JAN     TOTAL
Beg. cash & equivalents  $15,202 $22,749 $25,352 $25,698 $29,895 $29,821 $23,976 $23,527 $31,670 $24,196  $49,963 $54,280 $15,202

Cash generated from
  (used in) operations:
  Net income (loss)       (6,953) (3,906)   (616)  1,231   2,001  (4,630) (3,042)  1,716   2,586   8,359   28,563  (7,959) 17,351
  Noncash income tax
      expense (benefit)   (3,017) (1,694)   (267)    534     868  (2,009) (1,320)    745   1,122   3,627   12,392  (3,453)  7,527
  Other                      408     452     443     470     543     560     603     641     628     632      658     635   6,673
                         ---------------------------------------------------------------------------------------------------------
Cash from operations:     (9,562) (5,148)   (440)  2,235   3,412  (6,079) (3,759)  3,102   4,336  12,618   41,613 (10,777) 31,551

Changes in working capital:
  Inventory (inc) dec    (47,785)(10,652) (6,192)  1,197  22,196 (19,956) (8,585)(41,761)(43,103) 17,659  157,830  (6,895) 13,953
  Trade pay inc (dec)     (6,037)(13,520) 10,406  (8,905)(28,840) 45,219  (1,959) 26,904  58,149   1,980  (71,280) (9,479)  2,637
  All other                6,440  (9,615)   (214) (6,677)  8,789  (5,593) (6,645) (5,832) (9,970)(30,540)  68,211  (7,980)    374
                         ---------------------------------------------------------------------------------------------------------
Net changes in work cap  (47,382)(33,787)  4,000 (14,385)  2,145  19,670 (17,189)(20,689)  5,075 (10,900) 154,760 (24,354) 16,964

Capital spending            (588) (1,739) (1,942) (3,294) (4,215) (3,604) (4,145) (2,923) (1,142)   (596)    (515)   (297)(25,000)

Other
  Borrow (pymts) - rev    75,000  45,000       -  20,000       - (15,000) 25,000  30,000 (15,000) 25,000 (190,000)      -       -
  Pymts of cap leases     (1,588)   (336)   (337)   (333)   (338)   (342)   (331)   (334)   (338)   (327)    (330)   (267) (5,206)
  Pymts of long-term debt (8,331) (1,386)   (184)    (26) (1,078)   (239)    (26) (1,013)   (155)    (27)  (1,210) (1,493)(15,168)
  Pymts of financing fees      -       -    (750)      -       -    (250)      -       -    (250)      -        -    (250) (1,500)
                         ---------------------------------------------------------------------------------------------------------
Total Other               65,081  43,278  (1,271) 19,640  (1,416)(15,831) 24,643  28,653 (15,743) 24,646 (191,540) (2,010)(21,874)
                         ---------------------------------------------------------------------------------------------------------
Inc (dec)in cash & equiv   7,550   2,603     346   4,197     (74) (5,844)   (450)  8,143  (7,474) 25,767    4,318 (37,438)  1,642
                         ---------------------------------------------------------------------------------------------------------
Ending cash & equiv      $22,749 $25,352 $25,698 $29,895 $29,821 $23,976 $23,527 $31,670 $24,196 $49,963  $54,280 $16,843 $16,843
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